CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-230679 on Form N-2 of our report dated December 21, 2020, relating to the financial statements and financial highlights of 1WS Credit Income Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2020, and the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York February 23, 2021